EXHIBIT 99.1

American National Announces First Quarter 2019 Results

GALVESTON, Texas, May 03, 2019 (GLOBE NEWSWIRE) -- American National Insurance Company (NASDAQ: ANAT) announced net income for the first quarter of 2019 of $258.2 million or $9.60 per diluted share, up from $18.8 million or $0.70 per diluted share for the same period in 2018. Net income for the first quarter of 2019 included after-tax net gains on equity securities of $163.0 million or $6.06 per diluted share, as compared to after-tax net losses of $26.2 million or $0.96 per diluted share in the first quarter of 2018. In addition, net income for the first quarter of 2019 included after-tax realized investment earnings of $35.7 million or $1.33 per diluted share compared to $0.9 million or $0.03 per diluted share for the same period in 2018. The increase in realized investment earnings was primarily due to the sale of certain real estate holdings in unconsolidated joint ventures during the first quarter of 2019.

After-tax adjusted operating income for the first quarter of 2019 increased to $59.5 million or $2.21 per diluted share compared to $44.1 million or $1.63 per diluted share for the first quarter of 2018. The increase is primarily attributable to increased operating income from our Property & Casualty and Life segments.

Additional Highlights Summary:

  Total life insurance in force increased by $1.7 billion or 1.5% to $112.0 billion since December 31, 2018
  Book value per diluted share as of March 31, 2019 increased to $207.51, compared to book value per share of $195.32 on December 31, 2018

American National Consolidated Financial Highlights
(Preliminary & Unaudited in millions)

	Quarters Ended March 31,
	2019	2018
Net income (GAAP basis)	$258.2	$18.8
Net (gains) losses on equity securities	(163.0)	26.2
Net realized investment earnings	(35.7)	(0.9)
Adjusted operating income(1) (non-GAAP basis)*	$59.5	$44.1

Per diluted share
Net income (GAAP basis)	$9.60	$0.70
Net (gains) losses on equity securities	(6.06)	0.96
Net realized investment earnings	(1.33)	(0.03)
Adjusted operating income(1) (non-GAAP basis)*	$2.21	$1.63

Weighted average number of diluted shares upon which computations are based	26,891,904	26,964,355

	As of
	March 31, 2019	December 31, 2018
Book value per diluted share	$207.51	$195.32

*  This measure is non-GAAP because it is not based on accounting principles generally accepted in the United States. This non-GAAP measure is used by the Company to enhance comparability between periods and to eliminate the impact of certain excluded items listed in the footnote below, which can fluctuate in a manner unrelated to core operations due to factors such as market volatility, interest rate changes and credit risk. In the opinion of the Company’s management, inclusion of this non-GAAP measure is meaningful to provide investors with an understanding of the significant factors that comprise the Company’s periodic results of operations and financial condition.

 (1)  Adjusted operating income excludes the after-tax impact of net gains (losses) on equity securities and realized investment earnings. Realized investment earnings are comprised of realized investment gains (losses), equity in earnings of unconsolidated affiliates and income from non-controlling interests.

American National is a family of companies that has, on a consolidated GAAP basis, $28.0 billion in assets, $22.4 billion in liabilities and $5.6 billion in stockholders’ equity. American National, founded in 1905 and headquartered in Galveston, Texas, and its subsidiaries offer a broad line of products and services, which include life insurance, annuities, property and casualty insurance, health insurance, credit insurance, and pension products. The American National companies operate in all 50 states. Major insurance subsidiaries include American National Life Insurance Company of Texas, American National Life Insurance Company of New York, American National Property and Casualty Company, Garden State Life Insurance Company, Standard Life and Accident Insurance Company, Farm Family Casualty Insurance Company and United Farm Family Insurance Company.

American National Insurance Company, the parent company, has been assigned an ‘A’ rating by A.M. Best Company and an ‘A’ rating by Standard & Poor’s, both of which are nationally recognized rating agencies, and is licensed to conduct the business of insurance in all states except New York.

For more information, including company news and investor relations information, visit the company’s web site at www.AmericanNational.com.

Contact: Timothy A. Walsh (409) 766-6553